VIRGINIA MINES INC.

MANAGEMENT’S REPORTS

Responsibility for Financial Information

Virginia Mines management is responsible for the preparation, integrity and objectivity of the financial statements and other financial information presented in this Annual Report. These financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) and include some amounts that are based on estimates and judgments. Management has determined such amounts on a reasonable basis in order to ensure that the financial statements are presented fairly in all material respects.

Virginia Mines’ policy is to maintain systems of internal accounting, and administrative and disclosure controls reinforced by standards of conduct and ethics set out in written policies to provide reasonable assurance that the financial information is relevant, accurate and reliable, and that assets are appropriately accounted for and adequately safeguarded.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and is ultimately responsible for reviewing and approving the financial statements. The Board carries out this responsibility principally through its Audit Committee. The Audit Committee is appointed by the Board and is composed of independent outside directors. The Committee meets periodically with management and external auditors to review accounting, auditing and internal control matters. These financial statements have been reviewed and approved by the Board of Directors on the recommendation of the Audit Committee.

The financial statements have been audited by PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., the independent auditors, in accordance with the Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) on behalf of the shareholders. The external auditors have full and free access to the Audit Committee.

Internal Control over Financial Reporting

Virginia Mines’ management is responsible for establishing and maintaining adequate internal control over financial reporting. Virginia Mines’ internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

Virginia Mines’ internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of Virginia Mines’ assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of Virginia Mines; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of Virginia Mines’ assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management conducted an evaluation of the effectiveness of Virginia Mines’ internal control over financial reporting based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Based on the evaluation, the management concluded that Virginia Mines’ internal control over financial reporting was effective as of February 28, 2011.

The effectiveness of the Company’s internal control over financial reporting as at February 28, 2011 has been audited by PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., the independent auditors, as stated in their report which appears herein.

/s/ André Gaumond

/s/ Robin Villeneuve

André Gaumond, President & CEO

Robin Villeneuve, CFO

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PRICEWATERHOUSECOOPERS

PricewaterhouseCoopers
LLP/s.r.l./s.e.n.c.r.l.
Chartered Accountants
Place de la Cité, Tour Cominar
2640 Laurier Boulevard, Suite 1700
Québec, Quebec
Canada G1V 5C2
Telephone +1 418 522 7001
Facsimile +1 418 522 5663

May 11, 2011

Independent Auditor's Report

To the Shareholders
of Virginia Mines Inc.

We have completed integrated audits of Virginia Mines Inc.'s 2011, 2010 and 2009 financial statements and its internal control over financial reporting as at February 28, 2011. Our opinions, based on our audits, are presented below.

Report on the financial statements

We have audited the accompanying financial statements of Virginia Mines Inc., which comprise the balance sheets as at February 28, 2011 and 2010 and the statements of earnings (loss), comprehensive income (loss), changes in shareholders' equity and cash flows for each of the three years in the period ended February 28, 2011, and the related notes including a summary of significant accounting policies.

Management's responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with Canadian generally accepted accounting principles and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. Canadian generally accepted auditing standards require that we comply with ethical requirements.

"PricewaterhouseCoopers" refers to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an Ontario limited liability partnership, which is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity.

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PRICEWATERHOUSECOOPERS

An audit involves performing procedures to obtain audit evidence, on a test basis, about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting principles and policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion on the financial statements.

Opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of Virginia Mines Inc. as at February 28, 2011 and February 28, 2010 and the results of its operations and cash flows for each of the three years in the period ended February 28, 2011 in accordance with Canadian generally accepted accounting principles.

Report on internal control over financial reporting

We have also audited Virginia Mines Inc.'s internal control over financial reporting as at February 28, 2011, based on criteria established in *Internal Control – Integrated Framework*, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Management's responsibility for internal control over financial reporting

Management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's report on Internal Control over Financial Reporting.

Auditor's responsibility

Our responsibility is to express an opinion on the company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

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PRICEWATERHOUSECOOPERS

An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control, based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances.

We believe that our audit provides a reasonable basis for our audit opinion on the company's internal control over financial reporting.

Definition of internal control over financial reporting

Inherent limitations

Opinion

In our opinion, Virginia Mines Inc. maintained, in all material respects, effective internal control over financial reporting as at February 28, 2011 based on criteria established in *Internal Control - Integrated Framework*, issued by COSO.

PricewaterhouseCoopers LLP[1]

[1] Chartered accountant auditor permit No. 11070

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Virginia Mines Inc. (an exploration company) Balance Sheets

(expressed in Canadian dollars)

	As at February 28,
	2011	2010
	$	$

Assets

Current assets
Cash and cash equivalents	11,619,832	16,365,339
Short-term investments (note 3)	34,210,311	25,308,249
Tax credits for mining exploration and commodity taxes receivable (note 4)	2,302,903	3,262,900
Other amounts receivable	32,977	300,262
Prepaid expenses	102,226	59,779
Derivative financial instrument (note 6)	-	1,046,210

	48,268,249	46,342,739

Long-term investments (note 5)	-	1,344,666

Property, plant and equipment, at cost less accumulated depreciation of
$122,065 ($82,527 as at February 28, 2010)	147,552	111,156
Mining properties (note 8)	37,602,248	28,938,768

	86,018,049	76,737,329

Liabilities

Current liabilities
Accounts payable and accrued liabilities (note 9)	2,196,279	1,817,508

Deferred royalties (note 10)	2,445,870	1,216,880

Shareholders’ Equity

Share capital (note 11)	118,141,821	109,664,713
Warrants (note 12)	40,282	36,051
Stock options (note 13)	5,858,029	4,286,205
Contributed surplus	381,317	376,949
Deficit	(44,776,673)	(41,523,950)
Accumulated other comprehensive income	1,731,124	862,973
	81,375,900	73,702,941
	86,018,049	76,737,329

Commitments (note 19)

Subsequent events (note 20)

The accompanying notes are an integral part of these financial statements.

Approved by the Board, (s) André Gaumond, Director

  (s) André Lemire, Director

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Virginia Mines Inc. (an exploration company) Statements of Earnings (Loss)

(expressed in Canadian dollars)

	Years ended February 28,
	2011	2010	2009
	$	$	$

Expenses
Salaries	823,486	835,571	888,207
Professional and maintenance fees	369,590	301,832	500,731
Rent, office expenses and other	622,994	740,821	745,268
Stock-based compensation (note 13)	2,225,912	163,154	972,247
Depreciation of property, plant and equipment	41,585	11,188	29,928
General exploration costs	541,770	403,890	308,167
Grants, credit on duties refundable for loss and refundable
tax credit for resources	(38,672)	(144,180)	(138,190)
Cost of mining properties abandoned or written off (note 8)	1,312,999	1,894,533	2,048,494
	5,899,664	4,206,809	5,354,852

Other income
Dividends and interest	877,752	841,489	1,528,653
Fees invoiced to partners	161,502	238,670	919,465
Option payments received in excess of cost of mining properties	9,778	18,549	14,238
Gain on sale of mining properties	-	850,299	11,458
Gain on sale of available-for-sale investments	23,963	1,088,033	307,792
Gain (loss) on investments held for trading	(187,109)	1,058,604	(129,394)
Gain (loss) on investments designated as held for trading	146,643	847,159	(306,579)
Other-than-temporary write-down on available-for-sale investments	-	(192,955)	(1,347,984)
	1,032,529	4,749,848	997,649

Earnings (loss) before income taxes	(4,867,135)	543,039	(4,357,203)

Future income taxes (note 16)	1,614,412	1,180,004	749,153

Net earnings (net loss)	(3,252,723)	1,723,043	(3,608,050)

Per share (note 17)

Basic net earnings (net loss)	(0.108)	0.059	(0.130)

Diluted net earnings (net loss)	(0.108)	0.058	(0.130)

The accompanying notes are an integral part of these financial statements.

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Virginia Mines Inc. (an exploration company) Statements of Comprehensive Income (Loss)

(expressed in Canadian dollars)

Comprehensive income (loss)

	Years ended February 28,
	2011	2010	2009
	$	$	$

Net earnings (net loss)
	(3,252,723)	1,723,043	(3,608,050)
Other comprehensive income (loss)
Unrealized gain (loss) on available-for-sale investments, net of related income taxes of $138,135 ($271,187 in 2010 and
recovery of $448,740 in 2009)	888,891	2,632,132	(3,795,824)
Reclassification of other-than-temporary declines in value on available-for-sale investments, net of related taxes of
nil ($19,843 in 2010 and $144,040 in 2009)	-	127,687	1,048,447
Reclassification of gains on available-for-sale investments
realized upon sale, net of related income taxes of $3,223
($146,340 in 2010 and $81,677 in 2009)	(20,740)	(941,693)	(226,115)

	868,151	1,818,126	(2,973,492)

Comprehensive income (loss)	(2,384,572)	3,541,169	(6,581,542)

The accompanying notes are integral part of these financial statements.

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Virginia Mines Inc. (an exploration company) Statements of Changes in Shareholders’ Equity

(expressed in Canadian dollars)

	Years ended February 28,
	2011	2010	2009
	$	$	$
Share capital (note 11)
Balance – beginning of year	109,664,713	106,162,531	98,204,815
Stock options exercised	1,605,631	1,001,902	204,002
Acquisition of mining properties	922,700	-	4,750,000
Issuance of shares for cash consideration	8,000,000	3,848,752	4,500,000
Share issue expenses	(2,051,223)	(1,348,472)	(1,496,286)
Balance – end of year	118,141,821	109,664,713	106,162,531

Warrants (note 12)
Balance – beginning of year	36,051	26,962	-
Granted	4,231	36,051	26,962
Expired	-	(26,962)	-
Balance – end of year	40,282	36,051	26,962

Stock options (note 13)
Balance – beginning of year	4,286,205	4,745,715	3,966,778
Stock-based compensation	2,225,912	163,154	972,247
Exercised	(649,720)	(414,715)	(80,753)
Cancelled	(4,368)	(207,949)	(112,557)
Balance – end of year	5,858,029	4,286,205	4,745,715

Contributed surplus
Balance – beginning of year	376,949	142,038	29,481
Warrants expired	-	26,962	-
Stock-options cancelled	4,368	207,949	112,557
Balance – end of year	381,317	376,949	142,038

Deficit
Balance – beginning of year	(41,523,950)	(43,246,993)	(39,638,943)
Net earnings (net loss)	(3,252,723)	1,723,043	(3,608,050)
Balance – end of year	(44,776,673)	(41,523,950)	(43,246,993)

Accumulated other comprehensive income (loss)
Balance – beginning of year	862,973	(955,153)	2,018,339
Other comprehensive income (loss)	868,151	1,818,126	(2,973,492)
Balance – end of year	1,731,124	862,973	(955,153)

Deficit and accumulated other comprehensive income as at February 28, 2011, total $43,045,549 ($40,660,977 as at February 28, 2010).

The accompanying notes are an integral part of these financial statements.

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Virginia Mines Inc. (an exploration company) Statements of Cash Flows

(expressed in Canadian dollars)

	Years ended February 28,
	2011	2010	2009
	$	$	$

Cash flows from (used in) operating activities
Net earnings (net loss)	(3,252,723)	1,723,043	(3,608,050)

Items not affecting cash and cash equivalents
Future income taxes	(1,614,412)	(1,180,004)	(749,153)
Other-than-temporary write-down on available-for-sale investments	-	192,955	1,347,984
Loss (gain) on investments designated as held for trading	(146,643)	(847,159)	306,579
Loss (gain) on investments held for trading	174,372	(1,046,210)	277,320
Gain on sale of available-for-sale investments	(23,963)	(1,088,033)	(307,792)
Gain on sale of mining properties	-	(850,299)	(11,458)
Option payments received in excess of cost of mining properties	(9,778)	(18,549)	(14,238)
Cost of mining properties abandoned or written off	1,312,999	1,894,533	2,048,494
Depreciation of property, plant and equipment	41,585	11,188	29,928
Stock-based compensation	2,225,912	163,154	972,247
	(1,292,651)	(1,045,381)	291,861

Variation in deferred royalties	1,228,990	1,216,880	-

Net change in non-cash working capital items (note 14a)	235,125	(461,993)	(810,572)
	171,464	(290,494)	(518,711)

Cash flows from financing activities
Issuance of common shares, net of share issue expenses	8,407,129	4,158,832	4,289,455
Draw on revolving credit line	1,117,343	-	-
	9,524,472	4,158,832	4,289,455

Cash flows from (used in) investing activities
Disposition (acquisition) of short-term investments	(7,856,595)	5,271,932	4,917,582
Disposition of long-term investments	1,227,364	417,520	-
Acquisition of mining properties and capitalized exploration costs	(9,829,212)	(4,547,012)	(14,843,386)
Change in credit on duties refundable for loss and refundable
tax credit related to exploration costs	2,084,981	3,580,995	5,180,717
Disposition (acquisition) of property, plant and equipment	(77,981)	345	(117,690)
Option payments received	10,000	140,000	60,000
	(14,441,443)	4,863,780	(4,802,777)

Net change in cash and cash equivalents	(4,745,507)	8,732,118	(1,032,033)
Cash and cash equivalents – Beginning of year	16,365,339	7,633,221	8,665,254
Cash and cash equivalents – End of year	11,619,832	16,365,339	7,633,221

Supplemental information (note 14b)

The accompanying notes are an integral part of these financial statements.

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Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

Incorporation and nature of operations

The Company, incorporated under the Canada Business Corporations Act, is in the business of acquiring and exploring mining properties.  It has not yet determined whether its properties contain ore reserves that are economically recoverable. The recoverability of the amounts shown for mining properties is dependent upon the existence of economically recoverable ore reserves, the ability of the Company to obtain necessary financing to continue the exploration and development of its properties, and upon future profitable production or proceeds from the disposal of properties.

Summary of significant accounting policies

Basis of presentation

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP"). Note 21 describes the significant differences of measurement between Canadian GAAP and U.S. GAAP as they relate to the Company. The significant accounting policies, which have been consistently applied, are summarized as follows.

Use of estimates

The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported in the financial statements. Those estimates and assumptions also affect the disclosure of contingencies at the date of the financial statements and the reported amounts of income and expenses for the reporting periods. Significant estimates include the valuation of credit on duties refundable for loss and the refundable tax credit for resources, future income tax assets and liabilities, the recoverability of short-term investments and mining properties, the valuation of short-term investments and the fair value of stock options granted. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, balances with banks and highly liquid short-term investments with original maturities of three months or less at the acquisition date. There are no cash equivalents as at February 28, 2011 and 2010.

Short-term investments

Short-term investments consist primarily of bonds, trust units, convertible debentures and investments in public companies.

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Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

Financial instruments

The standards require that financial assets and financial liabilities, including derivative financial instruments, be initially measured at fair value. Subsequent to initial recognition, financial assets and financial liabilities are measured based on their classification : held for trading, available for sale, loans and receivables or other liabilities.

Held for trading – Financial assets and financial liabilities required to be classified or designated as held for trading are measured at fair value, with gains, losses and transaction costs recorded in net earnings for the period in which they arise. Section 3855 allows an entity to designate any financial instrument as held for trading on initial recognition if reliable fair values are available, even if that instrument would not otherwise satisfy the definition of a security held for trading.

The Company's financial assets held for trading comprise cash and cash equivalents and convertible debentures. The convertible debentures were designated as held for trading.

Available for sale – Financial assets classified as available for sale are measured at fair value. Unrealized gains and losses are recognized directly in other comprehensive income (loss), except for other-than-temporary impairment losses, which are recognized in net earnings. Upon derecognition of the financial asset, the accumulated gains or losses previously recognized in accumulated other comprehensive income are reclassified to net earnings. Transaction costs are added to the carrying amount of the financial instrument.

The Company's financial assets classified as available for sale comprise bonds, trust units and investments in public companies.

Available-for-sale securities are reviewed on a regular basis to determine whether there has been a decline in value that is other than temporary.  For the purpose of measuring any decline in value, the Company takes into account many facts proper to each investment as well as all the factors that encompass, without being inclusive, a significant or prolonged decline in fair value, significant financial distress of the issuer, a breach of contract, an increasing risk of issuer's bankruptcy or reorganization, and disappearance of an active market for the financial asset concerned.

Loans and receivables – Financial assets classified as loans and receivables are measured at amortized cost using the effective interest method, which corresponds to par value due to their short-term maturity.

The Company's loans and receivables include Other amounts receivable in the balance sheet.

Other liabilities – Financial liabilities are measured at amortized cost using the effective interest method, which corresponds to par value due to their short-term maturity.

Property, plant and equipment and depreciation

Property, plant and equipment are recorded at cost less accumulated depreciation and impairment, and are depreciated using a straight-line method over their estimated useful lives ranging between five to ten years which is considered appropriate to reduce the carrying values to estimated residual values of the assets.

Mining properties

The Company records its interests in mining properties and areas of geological interest at cost less option payments received and other recoveries. Exploration costs related to these interests and projects are capitalized on the basis of specific claim blocks or areas of geological interest until the mining properties to which they relate are placed into production, sold or abandoned. Management reviews for impairment the carrying amount of mining properties on a regular basis. These costs will be amortized over the estimated useful life of mining properties following commencement of production or written off if the mining properties are sold or projects are abandoned. General exploration costs not related to specific mining properties are expensed as incurred.

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Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

Although management has taken actions to verify the ownership rights for mining properties in which the Company owns an interest in accordance with industry standards for the current exploration phase of these properties, these procedures give no assurance to the Company as to title. The title to property may be subject to unrecognized prior agreements and not compliant with regulatory requirements.

Mining properties are reviewed for impairment when changes in circumstances suggest their carrying value has become impaired. Where conditions suggest impairment, management assesses whether carrying value can be recovered by determining fair value without first performing a test for recoverability given that the Company has insufficient information about its mining properties to estimate future cash flows. Management considers whether results from exploration work justify further investment, the confirmation of its interest in the mining claims, the ability of the Company to obtain the necessary financing to pursue the future exploration work and potential disposal of the properties for proceeds in excess of their carrying value.

When it is determined that a mining property is impaired, it is written down to its estimated fair value.

Credit on duties refundable for loss and refundable tax credit for resources

The Company is entitled to a credit on duties refundable for loss under the Mining Duties Act.This credit on duties refundable for loss on mining exploration expenses incurred in the province of Quebec at a rate of 7% (12% in 2010) was applied against the costs incurred.

Furthermore, the Company is entitled to a refundable tax credit for resources for mining companies on qualified expenditures incurred. The refundable tax credit for resources may reach 38.75%. This tax credit has been applied against the costs incurred.

Asset retirement obligations

The Company follows the recommendations of the Canadian Institute of Chartered Accountants ("CICA") in accounting for asset retirement obligations. In accordance with these recommendations, the fair values of asset retirement obligations are recorded as liabilities on a discounted basis with a credit-adjusted, risk-free interest rate when they are incurred. Amounts recorded for the related assets are increased by the amount of these obligations. Over time, the liabilities will be accreted for the change in their present value and the initial capitalized costs will be depleted and amortized over the useful lives of the related assets. As at February 28, 2011, the Company has no asset retirement obligations.

Share capital and flow-through shares

Shares issued pursuant to flow-through financing agreements and for the acquisition of mining properties are recorded at their fair market value. Upon the acquisition of mining properties, the carrying value may exceed the tax basis since the Company renounces the deductions in favour of the investors concerned. Future income taxes arising from the difference between the carrying amount and the tax basis are recorded as share issue expenses.

Share issue expenses and future income taxes arising from the difference between the carrying value and the tax basis of exploration costs are applied against share capital.

Income taxes

The Company provides for income taxes using the liability method. Under this method, future income tax assets and liabilities are determined based on deductible or taxable temporary differences between the carrying value and tax basis of the assets and liabilities using enacted or substantively enacted tax rates expected to be in effect for the year in which the differences are expected to reverse.

The Company establishes a valuation allowance against future income tax assets if, based on available information, it is more likely than not that some or all of the future income tax assets will not be realized.

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Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

Basic and diluted earnings per share

Basic earnings per share are calculated using the weighted average number of participating shares outstanding during the year.

Diluted earnings per share are calculated using the weighted average number of participating shares outstanding during the year, plus the effects of dilutive potential participating shares outstanding during the year. The calculation of diluted earnings per share is performed using the treasury stock method, as if all dilutive potential shares had been issued at the later of the beginning of the year or the date of issuance, as the case may be, and as if the funds obtained thereby had been used to purchase participating shares of the Company at the average quoted market value of the participating shares during the year.

Stock-based compensation plan

The Company has established a stock-based compensation plan, which is described in note 13. Any consideration received from plan members upon the exercise of stock options is credited to share capital. The Company accounts for compensation costs for all forms of stock-based compensation awarded to employees and non-employees, including stock options, using a fair value-based method.

Fair value is measured on the date of grant. The fair value of options granted is measured using the Black-Scholes option-pricing model, taking into account the terms and conditions upon which the options were granted. On the date of grant, the fair value of stock options is recognized as an expense under caption Stock-based compensation as stock options vest immediately.

Foreign currency transactions

Transactions denominated in foreign currencies are translated into Canadian dollars as follows: monetary assets and liabilities are translated at the exchange rate in effect at the balance sheet date and revenues and expenses are translated at the average exchange rate for the year. Non-monetary assets and liabilities are translated at historical rates. The Company's functional currency is the Canadian dollar.

New accounting standards

Beginning on March 1, 2011, the Company will cease to prepare its financial statements in accordance with Canadian GAAP. For periods beginning on March 1, 2011, the Company will apply International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB") as the Company’s primary basis of accounting. Consequently, future accounting changes to Canadian GAAP are not discussed in these financial statements as they will never be applied by the Company.

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Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

Short-term investments

a)

Allocation of investments by instrument

Short-term investments available for sale
	As at February 28, 2011		As at February 28, 2010
	Amortized cost	Carrying value	Amortized cost	Carrying value
	$	$	$	$

Bonds
Federal	1,034,760	1,034,160	3,607,891	3,617,031
Provincial	1,522,132	1,525,147	1,493,825	1,518,005
Paragovernmental	4,458,092	4,467,375	2,548,658	2,570,096
Municipal	20,134,245	20,150,767	9,945,481	9,962,626
Companies	622,660	659,838	622,570	639,396
Financial institutions	228,400	229,668	249,626	250,853
	28,000,289	28,066,955	18,468,051	18,558,007

Preferred shares of public companies	550,624	592,510	550,624	573,640
Common shares of public companies	2,325,506	4,013,798	1,212,475	1,552,729
Trust units	246,516	528,500	2,087,071	2,709,610
Other	19,271	19,271	19,271	19,271
Total	31,142,206	33,221,034	22,337,492	23,413,257

Short-term investments designated as held for trading
	As at February 28, 2011		As at February 28, 2010
	Amortized cost	Carrying value	Amortized cost	Carrying value
	$	$	$	$

Convertible debentures	924,966	989,277	1,851,566	1,894,992

Total short-term investments	32,067,172	34,210,311	24,189,058	25,308,249

(14)

Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

b) Allocation of bonds and convertible debentures by maturity date

Bonds maturity	As at February 28, 2011
	Less than	From 1 to	More than
	1 year	5 years	5 years	Total
	$	$	$	$

Amortized cost	20,094,408	6,383,749	1,522,132	28,000,289
Carrying value	20,095,597	6,446,211	1,525,147	28,066,955

	As at February 28, 2010
	Less than	From 1 to	More than
	1 year	5 years	5 years	Total
	$	$	$	$

Amortized cost	12,147,807	6,217,356	102,888	18,468,051
Carrying value	12,204,294	6,246,975	106,738	18,558,007

Convertible debentures maturity	As at February 28, 2011
	Less than	From 1 to	More than
	1 year	5 years	5 years	Total
	$	$	$	$

Amortized cost	331,411	593,555	-	924,966
Carrying value	382,569	606,708	-	989,277

	As at February 28, 2010
	Less than	From 1 to	More than
	1 year	5 years	5 years	Total
	$	$	$	$

Amortized cost	49,641	1,747,639	54,286	1,851,566
Carrying value	52,521	1,788,185	54,286	1,894,992

c)

Interest rate

The bonds bear interest at fixed rates ranging from 1.00% to 8.25% (from 1.05% to 8.25% as at February 28, 2010). The convertible debentures bear interest at fixed rates ranging from 5,70% to 8.50% (5.70% to 10.00% as at February 28, 2010).

(15)

Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

4.

Tax credits for mining exploration and commodity taxes receivable

	As at February 28,
	2011	2010
	$	$

Refundable tax credits for resources	892,983	1,373,025
Credit on duties refundable for loss	1,074,986	1,722,945
Commodity taxes receivable	334,934	166,930
	2,302,903	3,262,900

5.

Long-term investments

On January 21, 2009, the asset-backed commercial paper ("ABCP") held by the Company was exchanged for new securities ("notes") that had a par value of $3,768,137.

Principal repayment on Notes

During the year ended February 28, 2011, the Company received $140,912 in principal repayments on notes that had a carrying value of $64,713 and accounted for a gain of $76,199 ($283,778 for the year ended February 28, 2010 and nil for the year ended February 28, 2009) which is presented under caption Gain (loss) on investments designated as held for trading.

Disposition of the Notes

In February 2011, all the notes held by the Company were disposed of. As at January 31, 2011, the Company remeasured its notes at fair value. During this valuation, the Company reviewed its assumptions to factor in new information available at that date, as well as the changes in credit market conditions.

Since there is no active market for the notes, the Company’s management estimated the fair value of these assets by discounting future cash flows determined using a valuation model that incorporates management’s best estimates based as much as possible on observable market data, such as the credit risk attributable to underlying assets, relevant market interest rates, amounts to be received and maturity dates. For the purposes of estimating future cash flows, the Company assigned an average discount rate of 14.2% with an estimated average term of 6 years and used an average yield coupon rate of 2.37%.

As at January 31, 2011, the notes’ par value and fair value were detailed as follows:

	Par value	Fair value
	$	$
MAV 2
Class A-1 Synthetic Notes	789,883	652,444
Class A-2 Synthetic Notes	498,716	349,400
Class B Synthetic Notes	90,531	47,592
Class C Synthetic Notes	42,732	-
Tracking Notes – Traditional Assets	64,078	59,311
	1,485,940	1,108,747
MAV 3
Tracking Notes – Traditional Assets	110,663	92,403
Tracking Notes – Ineligible Assets	1,613,102	245,504
	1,723,765	337,907

(16)

Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

As a result of the January 31, 2011 valuation, the Company recorded an unrealized gain on the notes of $166,701 presented under caption Gain (loss) on investments designated as held for trading.

For the year ended February 28, 2010, the Company recognized an unrealized gain of $550,186 presented under caption Gain (loss) on investments designated as held for trading.

For the year ended February 28, 2009, the Company recognized an unrealized loss of $169,000 presented under caption Gain (loss) on investments held for trading and an unrealized loss of $63,000 presented under caption Gain (loss) on investments designated as held for trading.

In February 2011, the Company sold its MAV 2 and MAV 3 Tracking notes - traditional assets for an amount of $1,086,452 and recognized a loss of  $114,698 presented under caption Gain (loss) on investments designated as held for trading. The net impact of these transactions was a gain of $52,003.

Also in February 2011, the Company exercised its option (see note 6) and disposed of its MAV 3 Tracking notes - Ineligible assets ("MAV 3-IA").

Derivative financial instrument

On March 16, 2009, the Company signed a credit agreement with its financial institution (the "Bank") to receive a revolving credit facility of up to $1,487,278, which represented 75% of the par value of the MAV 3-IA received in exchange for ABCP supported by ineligible assets. In exchange, the Company contracted to a mortgage and a first plan security on MAV 3-IA. These were held in a security account subject to the Bank securities and held by a trust. The initial maturity of the credit agreement was two years from February 23, 2009.

Under the credit agreement, the Company had the option, from February 23, 2011, to surrender the MAV 3-IA to the Bank in settlement of the principal amount due on the revolving credit line for a maximum amount of $1,487,278, regardless the fair value of MAV 3-IA at the option exercise date.

The Company's management estimated the fair value of this option by using a valuation model (Black & Scholes).

Following the principal repayments received on MAV 3-IA, the maximum revolving credit was reduced and established at $1,117,343 ($1,280,310 as at February 28, 2010).

As at February 23, 2011, the Company remeasured its option at fair value, which was at $871,838 ($1,046,210 as at February 28, 2010). As a result of this valuation, the Company recognized a loss of $174,372 for the year ended February 28, 2011, (gain of $1,046,210 for the year ended February 28, 2010) presented under caption Gain (loss) on investments held for trading.

On February 23, 2011, the Company withdrew an amount of $1,117,343 on the credit facility and exercised the option to surrender the MAV 3-IA to the Bank in settlement of the capital amount due on the credit line.

(17)

Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

Financial instruments

a)

Classification

The classification of financial instruments as at February 28, 2011 and 2010 is summarized as follows:

						As at February 28, 2011
						Carrying value	Fair value
	Held for trading		Available-for-sale	Loans and receivables	Other financial liabilities	Total	Total
	$		$	$	$	$	$
Financial assets
Cash and cash equivalents	11,619,832		-	-	-	11,619,832	11,619,832
Short-term investments	989,277		33,221,034	-	-	34,210,311	34,210,311
Other amounts receivable	-		-	32,977	-	32,977	32,977
	12,609,109		33,221,034	32,977	-	45,863,120	45,863,120

Financial liabilities
Accounts payable and accrued
liabilities	-		-	-	2,196,279	2,196,279	2,196,279

						As at February 28, 2010
						Carrying value	Fair value
	Held for trading		Available-for-sale	Loans and receivables	Other financial liabilities	Total	Total
	$		$	$	$	$	$
Financial assets
Cash and cash equivalents	16,365,339		-	-	-	16,365,339	16,365,339
Short-term investments	1,894,992		23,413,257	-	-	25,308,249	25,308,249
Other amounts receivable	-		-	300,262	-	300,262	300,262
Derivative financial instrument	1,046,210		-	-	-	1,046,210	1,046,210
Long-term investments	1,344,666	(a)	-	-	-	1,344,666	1,344,666
	20,651,207		23,413,257	300,262	-	44,364,726	44,364,726

Financial liabilities
Accounts payable and accrued
liabilities	-		-	-	1,817,508	1,817,508	1,817,508

(a) MAV 2 and MAV 3 notes designated as held for trading

(18)

Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

Other amounts receivable and accounts payable and accrued liabilities are financial instruments whose carrying value approximates their fair value due to their short-term maturity. Cash and cash equivalents are measured at fair value.

The fair value of available-for-sale short-term investments is established using the bid price on the most beneficial active market for these instruments that is readily available to the Company. When a bid price is not available, the Company uses the closing price of the most recent transaction on such instrument.

The fair value of held-for-trading short-term investments is established in a manner similar to available-for-sale short-term investments.

b)

Fair value hierarchy

Financial instruments recorded at fair value on the balance sheet are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

Level 1 – valuation based on quoted prices observed in active markets for identical assets or liabilities.

Level 2 – valuation techniques based on inputs that are quoted prices of similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; inputs other than quoted prices used in a valuation model that are observable for that instrument; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 – valuation technique with significant unobservable market inputs.

A financial instrument is classified to the lowest level of the hierarchy for which a significant input has  been considered in measuring fair value.

The following table presents the financial instruments recorded at fair value in the balance sheet as at February 28, 2011, classified using the fair value hierarchy described above:

	As at February 28, 2011
	Level 1	Level 2	Level 3
	$	$	$
Financial assets
Cash and cash equivalents	11,619,832	-	-
Shares and trust units	5,154,079	-	-
Bonds and convertible debentures	-	29,056,232	-

	16,773,911	29,056,232	-

(19)

Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

		Derivative
	Long-term	financial
	investments	instrument
	$	$

Fair value as at February 28, 2009	1,212,000	-

Gain on investments designated as held for trading	550,186	-
Gain on investments held for trading	-	1,046,210
Principal repayments	(417,520)	-

Fair value as at February 28, 2010	1,344,666	1,046,210

Gain on investments designated as held for trading	128,202	-
Loss on investments held for trading	-	(174,372)
Principal repayments	(140,912)	-
Disposition of the notes	(1,086,452)	-
Disposition of the derivative financial instrument	(245,504)	(871,838)

Fair value as at February 28, 2011	-	-

c)

Financial risks

The Company has exposure to various financial risks, such as credit risk, liquidity risk and market risk from its use of financial instruments.

Credit risk

Credit risk associated with short-term investments arises mainly from the possibility that the issuer of securities may be unable to fulfill payment obligations. The Company minimizes its exposure to issuer risk by investing only in products having a high quality investment-grade rating. In addition, the Company attempts to minimize its risks by entering into agreements only with Canadian institutions and their subsidiaries. Exposure to these risks is closely monitored and maintained within the limits stated in the investment policy of the Company, which is revised regularly.

Credit risk associated with other amounts receivable arises from the possibility that the Company's partners may not be able to repay their debts. These receivables result from exploration work carried out on projects in partnership with other mining companies.  The Company considers that the credit risk related to amounts receivable from such partnerships are minimal, because the Company usually signs agreements with major mining companies.

Liquidity risk

Liquidity risk is the risk that the Company may be unable to fulfill its financial obligations related to financial liabilities. The Company's approach to managing liquidity risk is to ensure that it will have sufficient liquidities to meet liabilities when due. As at February 28, 2011, the Company had a cash balance of $11,619,832 ($16,365,339 as at February 28, 2010) to settle current liabilities of $2,196,279 ($1,817,508 as at February 28, 2010).  All of the Company's financial liabilities have contractual maturities of less than 30 days and are subject to normal trade terms.

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk includes interest rate risk, currency risk and other price risks such as equity risk.

(20)

Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument fluctuate due to changes to market interest rates. The Company's current policy is to invest excess cash principally in bonds and convertible debentures refundable before maturity and/or in interest-bearing accounts of Canadian banks and their subsidiaries.

As at February 28, 2011, the Company's exposure to interest rate risk is summarized as follows:

Short-term investments

Fixed interest rates ranging from 1.00% to 8.50%

Other amounts receivable

Non-interest bearing

Accounts payable and accrued liabilities

Non-interest bearing

Changes in fair value of available-for-sale bonds are recorded in Other comprehensive income (loss). For the Company’s available-for-sale bonds, a variation of ± 1% of interest rates as at February 28, 2011, would result in an estimated after-tax effect in Other comprehensive income (loss) of $246,000 ($191,000 for the year ended February 28, 2010).

Foreign exchange risk

The Company's functional currency is the Canadian dollar and most of its purchases are made in Canadian dollars. Since April 1, 2009, the Company has received a monthly advance payment of US$100,000 (see note 10). The Company holds foreign currency in a chartered Canadian bank account as at February 28, 2011, but the risk is minimized because the balance of the bank account is not significant for the Company. As a result, the Company's exposure to foreign exchange risk is minimal.

Equity risk

Equity risk is the risk that the fair value of a financial instrument varies due to equity market changes.

Changes in fair value of trust units and available-for-sale shares are recorded in Other comprehensive income (loss). For the Company's trust units and available-for-sale shares, a variation of ± 10 % of the quoted market prices as at February 28, 2011, would result in an estimated after-tax effect in Other comprehensive income (loss) of $446,000 ($420,000 for the year ended February 28, 2010).

Changes in fair value of convertible debentures held for trading are recorded in the Statements of earnings (loss). Changes in fair value of convertible debentures would be more impacted by the stock markets than the interest rate variation. A variation of ± 10% in market prices as at February 28, 2011, would result in a maximal estimated after-tax effect in the Statements of earnings (loss) of $99,000 ($190,000 for the year ended February 28, 2010).

d)

Other information

As at February 28, 2011, gross unrealized losses on available-for-sale securities totalled $98,694 ($198,730 as at February 28, 2010). Of this sum, an amount of $25,772 ($5,980 as at February 28, 2010) is related to bonds and results from changes in market interest rates and not to deterioration in the creditworthiness of issuers. The balance of $72,922 ($192,750 as at February 28, 2010) related to common shares is mainly explained by fluctuation of prices in the market. The Company has the ability and intent to hold these securities for a period of time sufficient to allow for recovery in fair value. It believes that the gross unrealized losses are temporary in nature.

The total interest income for financial assets that are not classified as held for trading is $487,000 ($544,000 for the year ended February 28, 2010).

(21)

Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

Mining properties

					Mining
					properties
					abandoned,
					written off,
					under option or
					sold, credit on
					duties
					refundable for
					loss, refundable	Balance as at
		Undivided	Balance as at	Costs	tax credit for	February 28,
	# claims	interest	March 1, 2010	incurred	resources	2011
		%	$	$	$	$

Anatacau (note 8a)	207
Acquisition costs		0	48,925	21,960	-	70,885
Exploration costs			761,018	172,257	(18,843)	914,432
			809,943	194,217	(18,843)	985,317

Ashuanipi	469
Acquisition costs		100	78,989	9,960	-	88,949
Exploration costs			834,172	867,018	(216,265)	1,484,925
			913,161	876,978	(216,265)	1,573,874

Baie Payne (note 8e)	471
Acquisition costs		100	81,449	520,100	-	601,549
Exploration costs			134,885	13,038	-	147,923
			216,334	533,138	-	749,472

Corvet Est	568
Acquisition costs		50	56,537	19,459	(4,074)	71,922
Exploration costs			1,074,683	403,402	(69,186)	1,408,899
			1,131,220	422,861	(73,260)	1,480,821

Coulon	650
Acquisition costs		100	4,856,921	17,574	-	4,874,495
Exploration costs			6,731,439	945,286	(1,799)	7,674,926
			11,588,360	962,860	(1,799)	12,549,421

Éléonore Régional	844		270,306	100,293	(25,131)	345,468
Acquisition costs		100	674,987	623,029	(151,070)	1,146,946
Exploration costs			945,293	723,322	(176,201)	1,492,414

	(forward)		15,604,311	3,713,376	(486,368)	18,831,319

(22)

Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

					Mining
					properties
					abandoned,
					written off,
					under option or
					sold, credit on
					duties
					refundable for
					loss, refundable	Balance as at
		Undivided	Balance as at	Costs	tax credit for	February 28,
	# claims	interest	March 1, 2010	incurred	resources	2011
		%	$	$	$	$

(brought forward)			15,604,311	3,713,376	(486,368)	18,831,319

Escale (note 8b)	129
Acquisition costs		100	-	403,961	-	403,961
Exploration costs			-	365,188	(16,338)	348,850
			-	769,149	(16,338)	752,811

Lac Gayot
Acquisition costs	448
Exploration costs		100	2,161,363	11,813	(231,146)	1,942,030
			760,562	9,961	(82,516)	688,007
			2,921,925	21,774	(313,662)	2,630,037

Lac Pau	715
Acquisition costs		100	110,789	23,968	-	134,757
Exploration costs			1,027,719	1,952,273	(94,582)	2,885,410
			1,138,508	1,976,241	(94,582)	3,020,167

Poste Lemoyne Ext.	605
Acquisition costs		100	1,154,186	18,802	-	1,172,988
Exploration costs			4,000,855	1,538,162	(317,763)	5,221,254
			5,155,041	1,556,964	(317,763)	6,394,242

Wabamisk	834
Acquisition costs
Exploration costs		100	232,177	86,799	-	318,976
			1,217,276	1,268,021	(115,818)	2,369,479
			1,449,453	1,354,820	(115,818)	2,688,455

Other
Acquisition costs			597,027	321,199	(191,552)	726,674
Exploration costs			2,072,503	1,220,157	(734,117)	2,558,543
			2,669,530	1,541,356	(925,669)	3,285,217

Total
Acquisition costs			9,648,669	1,555,888	(451,903)	10,752,654
Exploration costs			19,290,099	9,377,792	(1,818,297)	26,849,594
			28,938,768	10,933,680	(2,270,200)	37,602,248

All mining properties are located in the province of Quebec.

(23)

Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

					Mining
					properties
					abandoned,
					written off,
					under option or
					sold, credit on
					duties
					refundable for
					loss, refundable	Balance as at
		Undivided	Balance as at	Costs	tax credit for	February 28,
	# claims	interest	March 1, 2009	incurred	resources	2010
		%	$	$	$	$

Anatacau	207
Acquisition costs		0	46,045	2,880	-	48,925
Exploration costs			602,089	289,150	(130,221)	761,018
			648,134	292,030	(130,221)	809,943

Ashuanipi	417
Acquisition costs		100	153,985	46,320	(121,316)	78,989
Exploration costs			989,324	46,890	(202,042)	834,172
			1,143,309	93,210	(323,358)	913,161

Corvet Est	601
Acquisition costs		50	51,063	10,380	(4,906)	56,537
Exploration costs			1,081,366	151,890	(158,573)	1,074,683
			1,132,429	162,270	(163,479)	1,131,220

Coulon	862
Acquisition costs		100	5,037,616	53,712	(234,407)	4,856,921
Exploration costs			7,323,148	56,835	(648,544)	6,731,439
			12,360,764	110,547	(882,951)	11,588,360

Éléonore Régional	876
Acquisition costs		100	239,100	31,206	-	270,306
Exploration costs			643,764	54,252	(23,029)	674,987
			882,864	85,458	(23,029)	945,293

FCI	412
Acquisition costs		100	97,443	18,720	(3,750)	112,413
Exploration costs			642,305	8,431	(25,137)	625,599
			739,748	27,151	(28,887)	738,012

	(forward)		16,907,248	770,666	(1,551,925)	16,125,989

(24)

Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

					Mining
					properties
					abandoned,
					written off,
					under option or
					sold, credit on
					duties
					refundable for
					loss, refundable	Balance as at
		Undivided	Balance as at	Costs	tax credit for	February 28,
	# claims	interest	March 1, 2009	incurred	resources	2010
		%	$	$	$	$

(brought forward)			16,907,248	770,666	(1,551,925)	16,125,989

Lac Gayot	501
Acquisition costs		100	2,190,983	-	(29,620)	2,161,363
Exploration costs			770,942	-	(10,380)	760,562
			2,961,925	-	(40,000)	2,921,925

Lac Pau	715
Acquisition costs		100	73,446	37,343	-	110,789
Exploration costs			156,630	1,157,140	(286,051)	1,027,719
			230,076	1,194,483	(286,051)	1,138,508

La Grande Sud	188
Acquisition costs		100	35,339	12,480	(3,443)	44,376
Exploration costs			24,130	447,906	(76,547)	395,489
			59,469	460,386	(79,990)	439,865

Poste Lemoyne Ext.	446
Acquisition costs		100	1,108,479	45,707	-	1,154,186
Exploration costs			2,868,827	1,558,226	(426,198)	4,000,855
			3,977,306	1,603,933	(426,198)	5,155,041

Wabamisk	768
Acquisition costs		100	228,877	3,300	-	232,177
Exploration costs			794,058	607,602	(184,384)	1,217,276
			1,022,935	610,902	(184,384)	1,449,453

Other
Acquisition costs			1,030,964	81,242	(590,519)	521,687
Exploration costs			884,456	678,837	(376,993)	1,186,300
			1,915,420	760,079	(967,512)	1,707,987

Total
Acquisition costs			10,293,340	343,290	(987,961)	9,648,669
Exploration costs			16,781,039	5,057,159	(2,548,099)	19,290,099
			27,074,379	5,400,449	(3,536,060)	28,938,768

All mining properties are located in the province of Quebec.

(25)

Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

Change in mining properties
	Years ended February 28,
	2011	2010
	$	$

Balance - beginning of year	28,938,768	27,074,379

Costs incurred during the year

Acquisition of mining properties	922,700	-
Claims	633,188	343,290
Exploration costs	9,377,792	5,057,159
	10,933,680	5,400,449

Mining properties under option	(222)	(121,451)
Mining properties abandoned, written off or sold	(1,312,999)	(1,921,971)
Credit on duties refundable for loss and refundable tax credit for resources	(956,979)	(1,492,638)
	(2,270,200)	(3,536,060)

Balance - end of year	37,602,248	28,938,768

a)

On April 26, 2007, IAMGOLD Corporation granted the Company the option to acquire a 100% interest in the Anatacau property for a consideration consisting of $25,000 in cash and exploration work totalling $3,000,000 to be carried out no later than December 31, 2012. On February 15, 2011, the agreement was amended to extend the option period up to December 31, 2015. As at February 28, 2011, the Company made a cash payment of $25,000 and spent $1,578,455 on exploration work.

b)

On May 26, 2010, the Company acquired from Ressources Sirios Inc. a 100% interest in the Escale property in exchange for the issuance of 55,000 common shares of the Company.

c)

On September 10, 2010, the Company granted Shield Gold Inc. ("Shield Gold") the option to acquire a 50% interest in the La Grande Nord property for a consideration consisting of $30,000 in cash over a two-year period and exploration work totalling $1,000,000 no later than September 10, 2015. As at February 28, 2011, Shield Gold made a cash payment of $10,000 and spent $27,076 on exploration work.

d)

On November 24, 2010, the Company entered into agreement with SOQUEM Inc., Aurizon Mines Ltd. ("Aurizon") and Stornoway Diamond Corporation ("Stornoway") on the LG-4 property. Under this agreement, the Company, SOQUEM, Aurizon and Stornoway have jointly acquired by map designation of claims all mining claims that form the LG-4 property.

e)

On February 25, 2011, the Company acquired 100% of Osisko Mining Corporation's participating interest in the Baie Payne project in exchange for the issuance of 70,000 common shares of the Company.

(26)

Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

Cost of mining properties abandoned or written off

	Years ended February 28,
	2011	2010	2009
	$	$	$

Angilbert	-	-	43,540
Ashuanipi	-	302,146	-
Asini	20,040	-	-
Auclair	7,696	-	28,567
Barbanègre	-	-	29,746
Champdoré	-	-	76,229
Corvet Est	63,900	95,027	110,669
Coulon	-	859,604	-
Diaconglo	31,046	-	-
Éléonore régional	110,341	-	-
Génération Grenville	72,868	-	-
Gipouloux	9,316	-	439,425
Lac Farley	128,331	-	-
Lac Gayot	313,017	-	66,325
Lac Nougère	72	43,656	-
LG 3.5	-	38,435	16,341
La Grande Sud	-	14,157	-
Laguiche	94,765	309,950	326,022
Narber	-	-	85,239
Nichicun	316,627	-	285,576
Phoenix	-	-	158,447
Piscau	-	4,716	59,361
Reccey Sakami	85,047	-	-
Rivière Giard	-	-	147,817
Saganash	8,548	224,310	41,789
Uranium Sud	-	-	18,313
Wahemen	36,794	-	-
Wemindji	14,591	-	-
Willbob	-	226	46,093
YZW	-	-	31,677
Other	-	2,306	37,318

Total *	1,312,999	1,894,533	2,048,494

* Mining properties are abandoned or written off in whole or in part because of their low discovery potential.

(27)

Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

Accounts payable and accrued liabilities

	As at February 28,
	2011	2010
	$	$

Companies held by Directors	11,344	10,613
Advances from partners	290,561	215,069
Trade payables	1,894,374	1,591,826
	2,196,279	1,817,508

Deferred royalties

Advance payments on the royalty held by the Company on the Éléonore deposit started on April 1, 2009. These payments are made by Les Mines Opinaca, a subsidiary held 100% by Goldcorp Inc. ("Goldcorp"), paid on the basis of US$100,000 per month up to 50 months, unless the mine production was preceded. In such case, the royalties will be paid according to deposit production.

To secure these advance payments, Goldcorp granted the Company a US$5 million immovable hypothec on the Éléonore property.

The Company will recognize into income these advance payments, which are currently classified as deferred royalties, once the Éléonore mine goes into commercial production, on the basis that the production royalties will initially be paid out of the advance payments received by the Company. The production period represents the performance period over which the earnings process will be completed.

If the Éléonore mine is not brought to production, the Company will recognize the non-refundable advance payments into income.

Share capital

Authorized

Unlimited number of common shares, voting and participating, without par value

Issued and fully paid

The number of shares in share capital changed as follows:

	Years ended February 28,
	2011	2010	2009

Balance - beginning of year	29,799,392	29,201,776	27,005,110

Stock options exercised	215,300	153,700	30,000
Acquisition of mining properties (note 8b and 8e)	125,000	-	1,666,666
Issuance of flow-through shares for a cash consideration (a)	640,000	443,916	500,000

Balance - end of year	30,779,692	29,799,392	29,201,776

(28)

Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

(a)

Detail of the issuance of flow-through shares:

On May 17, 2010, the Company completed a private placement of 200,000 flow-through common shares at a price of $12.50 per share for gross proceeds of $2,500,000. Issue expenses of $184,585 related to this private placement were incurred by the Company.

On October 29, 2010, the Company completed a private placement of 240,000 flow-through common shares at a price of $12.50 per share for gross proceeds of $3,000,000. Issue expenses of $199,273 related to this private placement were incurred by the Company.

On February 25, 2011, the Company completed a private placement of 200,000 flow-through common shares at a price of $12.50 per share for gross proceeds of $2,500,000. Issue expenses of $172,942 were incurred, including the issuance of 12,000 warrants entitling the holder to subscribe for one common share of the Company at a price of $9.00 until February 25, 2012. A fair value of $4,231 has been assigned to the warrants.

Warrants

The following table presents the warrant activity since March 1, 2008 and summarizes information about outstanding and exercisable warrants as at February 28, 2011:

	Years ended February 28,
	2011		2010		2009
		Weighted		Weighted		Weighted
		average		average		average
	Number	exercise price	Number	exercise price	Number	exercise price
		$		$		$
Outstanding and exercisable -
beginning of year	26,635	6.58	25,000	9.00	-	-
Granted	12,000	9.00	26,635	6.58	25,000	9.00
Expired	-	-	(25,000)	9.00	-	-
Outstanding and exercisable -
end of year	38,635	7.33	26,635	6.58	25,000	9.00

The fair value of warrants granted has been estimated using the Black & Scholes valuation model with the following assumptions:

	Years ended February 28,
	2011	2010	2009

Risk-free interest rate	1.67%	1.40%	2.78%
Expected volatility	31.5%	59%	53%
Dividend yield	Nil	Nil	Nil
Weighted average expected life	12 months	24 months	18 months
Weighted average fair value of warrants granted	$0.353	$1.354	$1.079

(29)

Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

Stock options

On March 24, 2006, the Company established a stock option plan (the "plan") under which certain key employees, officers, directors and suppliers may be granted stock options of the Company.  The number of stock options cannot exceed, at any time, 10% of the number of outstanding shares. Options vest immediately, except for 50,000 options granted to an officer during the year ended February 28, 2009, which vested on June 16, 2009 and December 16, 2009, and are exercisable over a maximum period of ten years following the grant date.

On June 29, 2010, at the shareholders' meeting, the shareholders approved and authorized all unallocated options issuable under the plan until June 29, 2013.

The following table presents the stock option activity since March 1, 2008 and summarizes information about stock options outstanding and exercisable as at February 28, 2011:

	Years ended February 28,
	2011		2010		2009
		Weighted		Weighted		Weighted
		average		average		average
	Number	exercise price	Number	exercise price	Number	exercise price
		$		$		$
Outstanding - beginning of year	1,487,800	4.84	1,701,500	4.80	1,367,000	4.80
Granted	603,000	6.09	-	-	492,000	4.81
Exercised	(215,300)	4.44	(153,700)	3.82	(30,000)	4.11
Cancelled	(1,500)	5.41	(60,000)	6.38	(127,500)	4.87
Outstanding - end of year	1,874,000	5.29	1,487,800	4.84	1,701,500	4.80
Exercisable - end of year	1,874,000	5.29	1,487,800	4.84	1,651,500	4.76

The following table summarizes information about stock options outstanding and exercisable as at February 28, 2011:

Options outstanding and exercisable

		Weighted average	Weighted average
Range of exercise		remaining	exercise
prices	Number	contractual life	price
		(years)	$

$3.21 to $4.44	933,000	5.79	4.04
$5.22 to $7.68	941,000	8.09	6.53

The fair value of stock options granted has been estimated using the Black & Scholes model with the following assumptions:

	Years ended February 28,
	2011	2010	2009

Risk-free interest rate	2.18%	N/A	2.92%
Expected volatility	50%	N/A	56%
Dividend yield	Nil	N/A	Nil
Weighted average expected life	55 months	N/A	64 months
Weighted average fair value of options granted	$3.69	N/A	$2.334

(30)

Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

Cash flows

a)

Net change in non-cash working capital items

		Years ended February 28,
	2011	2010	2009
	$	$	$

Tax credits for mining exploration and commodity
taxes receivable	(168,005)	(50,207)	654,495
Other amounts receivable	267,285	(166,224)	46,438
Prepaid expenses	(42,447)	13,868	54,837
Accounts payable and accrued liabilities	178,292	(259,430)	(1,566,342)
	235,125	(461,993)	(810,572)

a)

Items not affecting cash and cash equivalents related to financing and investing activities, and interest received

	Years ended February 28,
	2011	2010	2009
	$	$	$

Credit on duties refundable for loss and refundable tax credit
related to exploration costs applied against mining properties	1,967,968	3,095,970	5,184,327
Acquisition of mining properties and exploration costs included
in accounts payable and accrued liabilities	1,319,040	1,137,272	272,317
Settlement of revolving credit line in exchange for
MAV 3-IA (see note 6)	1,117,343	-	-
Stock options exercised and included in share capital	649,720	414,715	80,753
Warrants granted and included in issue expenses	4,231	36,051	26,962
Share issue expenses resulting from the renunciation of tax
deductions included in share capital	1,479,500	1,035,314	1,135,530
Mining properties sold in consideration of short-term
investments	-	889,255	11,500
Acquisition of mining properties in consideration of the issuance
of shares	922,700	-	4,750,000
Share issue expenses included in accounts payable and accrued
liabilities	18,711	-	-
Interest received	620,932	778,475	1,345,971

Related party transactions

The Company entered into transactions with companies owned by directors. For the year ended February 28, 2011, these transactions amounted to $221,621 ($214,582 and $257,123 for the years ended February 28, 2010 and 2009) and are presented under caption Rent, office expenses and other in the Statement of Earnings.

These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

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Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

Future income taxes

The reconciliation of income taxes, calculated using the combined federal and Quebec provincial statutory tax rates, to income taxes presented in the financial statements is detailed as follows:

	Years ended February 28,
	2011	2010	2009
	$	$	$

Earnings (loss) before income taxes	(4,867,135)	543,039	(4,357,203)

Combined federal and provincial income tax rates of
29.65% (30.73% as at February 28, 2010 and 30.90% as at
February 28, 2009)	1,443,000	(167,000)	1,346,000

Non-taxable credit on duties refundable for loss	30,000	80,000	221,000

Non-deductible stock-based compensation	(664,000)	(54,000)	(304,000)

Share issue expenses not affecting earnings	168,000	85,000	103,000

Non-taxable portion of capital gain (loss)	(26,000)	(727,000)	46,000

Non-deductible writedown and unrealized gain (loss)
on investments	2,000	220,000	(297,000)

Non-taxable revenue	54,000	26,000	14,000

Change in enacted tax rates	-	222,000	-

Difference between statutory and future tax rates	(83,000)	326,000	73,000

Other	95,412	(47,996)	(28,847)

Change in valuation allowance	595,000	1,217,000	(424,000)

Future income taxes	1,614,412	1,180,004	749,153

(32)

Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

The significant components of future income tax assets and liabilities are detailed as follows:
	As at February 28,
	2011	2010	2009
	$	$	$

Future income tax assets
Short-term investments	-	-	1,191,000
Mining properties	-	808,000	1,538,000
Long-term investments	-	274,000	404,000
Capital losses	823,000	649,000	-
Deferred royalties	658,000	327,000	-
Share issue expenses	203,000	115,000	75,000
Other	24,000	12,000	1,000
	1,708,000	2,185,000	3,209,000

Future income tax liabilities
Short-term investments	(212,000)	(52,000)	-
Mining properties	(99,000)	-	-
Derivative financial instrument	-	(141,000)	-
	(311,000)	(193,000)	-

Net future income tax assets	1,397,000	1,992,000	3,209,000

Valuation allowance	(1,397,000)	(1,992,000)	(3,209,000)
	-	-	-

As at February 28, 2011, the non-refundable federal tax credits and non-refundable provincial tax credits for resources were as follows:

Expiry Date	Federal	Expiry Date	Provincial
	$		$
2027	166,910	2017	207,257
2028	625,925	2018	545,564
2029	533,078
2030	220,782
2031	143,022

These credits can be used up to the amount of income taxes payable for those years.  These credits are not recognized because the Company considered that is not more likely than not that the credits will be realized.

(33)

Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

Earnings per share

For the years ended February 28, 2011 and 2009, there was no difference between the basic and diluted loss per share since the dilutive effect of stock options and warrants was not included in the calculation; otherwise, the effect would have been anti-dilutive. Accordingly, the diluted loss per share for these years was calculated using the basic weighted average number of shares outstanding.

	Years ended February 28,
	2011	2010	2009

Basic weighted average number of shares outstanding	30,208,496	29,375,480	27,753,181
Warrants	2,804	-	-
Stock options	538,844	104,573	105,572

Diluted weighted average number of shares outstanding	30,750,144	29,480,053	27,858,753

Items excluded from the calculation of diluted
earnings per share because the exercise price was greater
than the average quoted value of the common shares
Warrants	12,000	26,635	25,000
Stock options	163,750	535,750	592,250

Capital management

The Company considers the items included in shareholders' equity as capital components.

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support the acquisition and exploration of mining properties. Given that the Company is in the mineral exploration business, the Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company's management to sustain future development of the business.

In management's opinion, the working capital as at February 28, 2011 will cover current expenditures and exploration fees in the coming year.

The mining properties in which the Company currently has an interest are in the exploration stage. Since the Company has enough cash and cash equivalents, it is not dependent on external financing to fund its activities. Furthermore, the Company can rely on its partnership agreements, credit on duties refundable for loss, refundable tax credit for resources, its return on short-term investments and on the advance payments on the royalty on Éléonore property as sources of capital.

The transactions which had an effect on shareholders' equity are presented in the statement of changes in shareholders' equity.

The Company is not subject to externally imposed capital requirements or other external requirements.

(34)

Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

Commitments

The Company is committed to incurring exploration expenses of $5,500,000 by December 31, 2011 and transferring these expenditures to the subscribers of its flow-through share underwriting completed on May 17, 2010 and October 29, 2010. As at February 28, 2011, the Company has fulfilled its commitment regarding the exploration expenses and renounced the tax benefit of these issues to its subscribers in January 2011.

The Company is committed to incurring exploration expenses of $2,500,000 by December 31, 2012 and transferring these expenditures to the subscribers of its flow-through share underwriting completed on February 25, 2011. As at February 28, 2011, the Company spent $97,953 according to this commitment.

The Company has signed various exploration cost contracts and is committed to paying approximately $800,000 in the next 12 months under those contracts.

The Company has a rental lease for its administrative office with a company held by a director. The rental lease has a term of five years beginning on August 1, 2008 and ending on July 31, 2013. The annual cost of $101,000 is subject to an annual increase according to the consumer price index.

Subsequent events

On March 7, 2011, the Company entered into agreement with Anglo American Exploration (Canada) Ltd. ("AAEC"), whereby the Company transfers to AAEC a 50% undivided interest in the mining claims of the Baie Payne property. AAEC must fund an aggregate of $4,000,000 in expenditures over a six-year period to maintain its 50% undivided interest in the Baie Payne property.

On April 18, 2011, the Company acquired from Ressources D'Arianne Inc. ("D'Arianne") a 100% participating interest in the Komo and Wabamisk-D'Arianne properties in consideration of the issuance of 40,000 shares of the Company.

On April 18, 2011, the Company acquired from D'Arianne and SOQUEM a 100% participating interest in the Lac H property (owned equally by D'Arianne and SOQUEM) in consideration of the issuance of 50,000 shares of the Company (25,000 shares to D'Arianne and 25,000 shares to SOQUEM).

On April 18, 2011, D'Arianne granted the Company the option to acquire a 50% interest in the Opinaca property for a consideration consisting of the issuance of 26,330 shares of the Company and exploration work totalling $878,000 to be carried out no later than April 18, 2016. Of the 165 claims that make up the property, three are subject to a 2% NSR in favour of Les Explorations Carat Inc. ("Carat"). The Company bought back the royalty of Carat in consideration of the issuance of 15,000 shares of its share capital.

(35)

Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

United States generally accepted accounting principles

The financial statements have been prepared in accordance with Canadian GAAP which differ, in certain respects, from U.S. GAAP as it relates to the Company.

The following disclosures summarize the principal measurement differences between Canadian and U.S. GAAP.

a)

Mining properties - Exploration costs

Under U.S. GAAP, the exploration costs related to unproven mineral reserves properties are expensed in the year in which they are incurred and are presented in the operating activities in the statement of cash flows.

Under Canadian GAAP, the exploration costs incurred are capitalized until the property is sold, impaired or abandoned and are presented in the investing activities in the statement of cash flows.

b)

Flow-through shares

Canadian tax legislation allows a company to issue flow-through shares when the company agrees to incur qualifying expenditures in accordance with the Income Tax Act and to renounce the related tax deductions in favour of investors who acquire these shares.

In accordance with Canadian GAAP, upon issuance of flow-through shares, funds received are recorded as share capital. When qualifying expenditures are renounced, share capital is reduced by the amount of the tax benefits renounced in favour of investors.

Under U.S. GAAP, the premium or discount related to the price of flow-through shares, if any, is accounted for separately. When the company renounces to qualifying expenditures, the related premium or discount is recognized through a reversal of the tax provision, and future income tax liabilities are adjusted by the same amount through a charge to income.

In addition, under U.S. GAAP, amounts received upon the issuance of flow-through shares and not spent on exploration costs are presented separately as exploration funds. Exploration funds must be excluded from cash in the statement of cash flows and presented in financing activities.

c)

Future income taxes

Under Canadian GAAP, tax benefits arising from previously unrecognized loss carry-forwards, which were recognized subsequent to the recording of accumulated unrealized gains on available-for-sale financial assets in other comprehensive income, should be recognized in net earnings.

Under U.S. GAAP, tax benefits arising from accumulated unrealized gains are recognized in other comprehensive income.

d)

Statements of cash flows

Unlike Canadian GAAP, the subtotal before change in non-cash working capital, is not permitted under U.S. GAAP.

(36)

Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

Reconciliation of net earnings (net loss) to conform with U.S. GAAP
	Years ended February 28,
	2011	2010	2009
	$	$	$

Net earnings (net loss) in accordance with Canadian GAAP	(3,252,723)	1,723,043	(3,608,050)
Mining properties (a)	(7,559,495)	(2,509,060)	(7,701,563)
Tax effect of flow-through shares (b)	828,900	494,796	374,470
Future income taxes (c)	(134,912)	(144,690)	386,377

Net loss in accordance with U.S. GAAP	(10,118,230)	(435,911)	(10,548,766)

Total basic and diluted net loss per share in accordance
with U.S. GAAP	(0.335)	(0.015)	(0.380)

Balance sheet items, adjusted to conform with U.S. GAAP
	As at February 28, 2011
	Canadian		U.S.
	GAAP	Adjustments	GAAP
	$	$	$

Cash and cash equivalents (b)	11,619,832	(2,402,047)	9,217,785
Exploration funds (b)	-	2,402,047	2,402,047
Mining properties (a)	37,602,248	(26,849,594)	10,752,654
Accounts payable and accrued liabilities (b)	2,196,279	1,014,000	3,210,279
Shareholders' equity (a) (b)	81,375,900	(27,863,594)	53,512,306

	As at February 28, 2010
	Canadian		U.S.
	GAAP	Adjustments	GAAP
	$	$	$

Cash and cash equivalents (b)	16,365,339	(1,972,034)	14,393,305
Exploration funds (b)	-	1,972,034	1,972,034
Mining properties (a)	28,938,768	(19,290,099)	9,648,669
Shareholders' equity (a)	73,702,941	(19,290,099)	54,412,842

Statements of cash flows under U.S. GAAP
	Years ended February 28,
	2011	2010	2009
	$	$	$

Cash flows used in operating activities (a) (d)	(6,912,829)	(822,628)	(9,557,752)
Cash flows from financing activities (b)	9,094,459	2,186,798	4,289,455
Cash flows from (used in) investing activities (a)	(7,357,150)	5,395,914	4,236,264
Net change in cash and cash equivalents	(5,175,520)	6,760,084	(1,032,033)
Cash and cash equivalents - Beginning of year (b)	14,393,305	7,633,221	8,665,254
Cash and cash equivalents - End of year	9,217,785	14,393,305	7,633,221

(37)

Virginia Mines Inc. (an exploration company) Notes to Financial Statements

(expressed in Canadian dollars)

New accounting standard adopted

Accounting Standards Update ("ASU") 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements ("ASU 2010-06")

The Financial Accounting Standards Board issued ASU 2010-06 to enhance the usefulness of fair value measurements. The amended guidance requires both the disaggregation of information in certain existing disclosures, as well as the inclusion of more robust disclosures about valuation techniques and inputs to recurring and nonrecurring fair value measurements. ASU 2010-06 amends the disclosures about fair value measurements in Topic 820 and is effective for interim and annual reporting periods beginning after December 15, 2009, except for disaggregation requirements for the reconciliation disclosure of Level 3 measurements, which is effective for fiscal years beginning after December 15, 2010 and for interim periods within those years. The Company adopted this guidance on March 1, 2010, and there has been no impact on the Company’s financial statements.

Future accounting standards

As discussed in note 2, beginning on March 1, 2011, the Company will cease to prepare its financial statements in accordance with Canadian GAAP and instead will apply IFRS as issued by the IASB as the Company’s primary basis of accounting. Additionally, the Company will cease to reconcile its financial statements to U.S. GAAP for periods beginning on March 1, 2011. Consequently, future accounting changes to U.S. GAAP are not discussed in this note as they will never be applied by the Company.

(38)